Exhibit 99.1
March 9, 2009

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports fourth quarter and full year 2008 financial and transaction production results and receipt of notice regarding NYSE listing
PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the fourth quarter and full year 2008. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities), is one of the leading providers of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
Full Year Results
     The Company reported revenues of $131.7 million for the year ended December 31, 2008, a decrease of $124.0 million, or 48.5% compared to the same period last year. Operating income was $1.3 million compared to $48.0 million for 2007, representing a decrease of $46.7 million, or 97.3%. This decrease in operating income is primarily attributable to the decrease in production volumes and related revenue from the prior year in several of the Company’s capital markets services platforms brought about, in significant part, by a slowing economy as well as the unprecedented disruptions in the global capital and credit markets. Offsetting this decrease in revenue of approximately $124.0 million is a reduction in total operating expenses of approximately $77.3 million during 2008 compared to the same period of the prior year. This reduction in operating expenses is a result of a decrease in cost of services of approximately $62.7 million, which is primarily due to the decrease in commissions and other incentive compensation directly related to the lower capital markets services revenues, and a decrease in operating, administrative and other

HFF reports full year 2008 financial results

expenses (including depreciation and amortization) of approximately $14.6 million, which is related to, in part, a reduction in other performance-based accruals.
     Income tax expense for the year ended December 31, 2008 was approximately $5.0 million, compared to approximately $9.9 million of income tax expense for the same period in 2007. This decrease is primarily attributable to lower pre-tax book income, which is partially offset by the effect of changes in the rates used to measure the deferred tax assets. The largest component of the deferred tax assets relates to the tax basis step up resulting from the reorganization transactions completed in 2007 in connection with the Company’s initial public offering. The effect of changes in the rates used to measure the deferred tax assets on income tax expense was approximately $4.6 million. This additional tax expense due to the remeasurement of the deferred tax assets resulted in a higher effective tax rate. The effective tax rate for the year ended December 31, 2008 was 94.7% as compared to 45.3% for the year ended December 31, 2007. This tax expense and its impact on net income was partially offset by a decrease of $3.9 million in the payable under the tax receivable agreement (as shown on the consolidated operating results before the line item “income before income taxes and minority interest”). The effect of changes in the rates used to measure the deferred tax assets and the corresponding effect of the related remeasurement of the payable under the tax receivable agreement resulted in an overall net decrease to net income of approximately $0.7 million, or an estimated $0.04 per share on a fully diluted basis.
     The Company reported net income of $0.2 million for the year ended December 31, 2008 (after an adjustment to the full year results of $4.8 million to reflect the impact of the minority ownership interest of HFF Holdings, LLC (Holdings) in the Operating Partnerships), compared with net income of $12.5 million for the same period last year (after adjustments to the results for the year ended December 31, 2007 of approximately $29.7 million to reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships following the Company’s initial public offering on January 30, 2007 and approximately $1.9 million to reflect the net income earned prior to the initial public offering and reorganization). Net income attributable to Class A common stockholders for the year ended December 31, 2008 was $0.2 million, or $0.01 per diluted share.

HFF reports full year 2008 financial results

     EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) was approximately $13.6 million for the year ended December 31, 2008, a decrease of approximately $44.8 million or 76.8% compared to $58.3 million in the same period in the prior year.
Fourth Quarter Results
     In the face of the continuing deterioration in the domestic and global capital markets coupled with a domestic and global economic recession that has created unprecedented credit and liquidity issues as well as a global re-pricing of debt and equity risk in all global capital markets including the U.S. commercial real estate capital markets in which we operate, the Company generated fourth quarter total revenue of $24.9 million, a decrease of $27.4 million or 52.4% from the fourth quarter of 2007. The Company experienced an operating loss of $0.5 million for the fourth quarter of 2008, a decline of approximately $7.8 million, or 106.9%, when compared to the fourth quarter of 2007. This decrease in operating income is directly attributable to the decreases in production volumes from the prior year in several of the Company’s capital markets service platforms. Partially offsetting this decrease in revenue of approximately $27.4 million is a reduction in total operating expenses of $19.6 million in the fourth quarter 2008 compared to the same period of the prior year. This reduction in operating expenses is a result of a decrease in cost of services of approximately $15.2 million, which is primarily due to the decrease in commissions and other incentive compensation directly related to the lower capital markets services revenues, and a decrease in operating, administrative and other expenses (including depreciation and amortization) of approximately $4.4 million, which is related to, in part, a reduction in other performance based accruals.
     The Company reported a net loss for the fourth quarter 2008 of $0.2 million compared with net income of $2.1 million for the same period in 2007 (after an adjustment to the fourth quarter 2008’s results of approximately $0.6 million to reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships as compared to an adjustment to the prior year three months’ results of $5.5 million to reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships). Net loss attributable to Class A common stockholders for the fourth quarter 2008 was $0.01 per diluted share.

HFF reports full year 2008 financial results

     EBITDA for the fourth quarter 2008 was $1.5 million, a decrease of $9.1 million or 85.6% compared to the same period last year. This decrease is primarily attributable to the decrease in our operating income as discussed above.
     The financial results presented in this earnings press release reflect the consolidated financial position and results of operations of Holliday GP Corp., HFF, Inc.’s wholly-owned subsidiary and sole general partner of each of the Operating Partnerships (Holliday GP), HFF Partnership Holdings LLC, the Operating Partnerships, and HFF, Inc. for all periods presented. The minority interest relates to the ownership interests of Holdings in the Operating Partnerships following the initial public offering. For a discussion of the adjustments relating to the reorganization transactions and the initial public offering, see Note (1) to the financial statements included in this earnings press release. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.

HFF reports full year 2008 financial results

HFF, Inc.
Consolidated Operating Results (1)
(dollars in thousands, except
per share data) (Unaudited)

	For the Three Months Ended Dec. 31		For the Twelve Months Ended Dec. 31,
	2008	2007	2008	2007
Revenue	$24,884	$52,306	$131,687	$255,666

Operating expenses:
Cost of services	15,970	31,172	85,335	148,026
Operating, administrative and other	8,530	12,876	41,591	55,799
Depreciation and amortization	888	971	3,475	3,861

Total expenses	25,388	45,019	130,401	207,686

Operating (loss) / income	(504)	7,287	1,286	47,980

Interest and other income, net	1,153	2,383	4,928	6,469
Interest expense	(5)	(3)	(20)	(407)
Decrease in amount due to HFF Holdings under the tax receivable agreement (2)	–	–	3,862	–

Income before income taxes and minority interest	644	9,667	10,056	54,042

Income tax expense	210	2,035	5,043	9,874

Income before minority interest	434	7,632	5,013	44,168

Minority interest (3)	635	5,519	4,784	29,748

Net (loss) income	$(201)	$2,113	$229	$14,420

Less net income earned prior to IPO and reorganization	—	—	—	(1,893)

Net (loss) income available to stockholders	$(201)	$2,113	$229	$12,527

Earnings per share — basic	$(0.01)	$0.13	$0.01	$0.84
Earnings per share — diluted	$(0.01)	$0.13	$0.01	$0.84

EBITDA	$1,537	$10,641	$13,551	$58,310

Production Volume and Loan Servicing Summary
     The reported volume data presented below is provided for informational purposes only, is unaudited and is estimated based on the Company’s internal database.
Full Year Production Volume
     Throughout 2008 and especially during the fourth quarter, the U.S. commercial real estate sector has experienced a significant downturn in the number of transactions due to the previously mentioned negative conditions in the global and domestic capital markets economies which had a significant and adverse impact on the Company’s production volumes for the fourth quarter 2008 and for the year.
     The Company reported production volumes for the full year 2008 which totaled approximately $19.2 billion on 630 transactions, representing a 56.0% decrease in production volume and a 49.6% decrease in

HFF reports full year 2008 financial results

in the number of transactions when compared to full year 2007 production of approximately $43.5 billion on 1,251 transactions. The average transaction size for the full year 2008 was $30.4 million, approximately 12.5% lower than the comparable figure of $34.8 million for the full year 2007.
Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Twelve Months Ended December 31,
	2008		2007
		# of		# of
By Platform	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$11,776,873	450	$23,480,967	936
Investment Sales	5,467,290	115	17,117,933	204
Structured Finance	849,559	50	2,320,291	102
Loan Sales	1,078,480	15	608,549	9

Total Transaction Volume	$19,172,202	630	$43,527,740	1,251

Average Transaction Size	$30,432		$34,794

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,458,000		$2,020,500
Loan Servicing Portfolio Balance	$24,530,424	2,040	$23,233,246	2,053
Fourth Quarter Production Volume Results
     Production volume for the quarter totaled approximately $2.7 billion on 105 transactions, compared to fourth quarter 2007 production volume of approximately $7.2 billion on 270 transactions. This represents a 62.9% decrease in production volume and a decrease of 61.1% in the number of transactions. The average transaction size for the fourth quarter 2008 was approximately $25.4 million, or 4.7% lower than the comparable figure of $26.7 million in the fourth quarter 2007.
•	Debt Placement production volume was approximately $1.6 billion in the fourth quarter of 2008, representing a 64.1% decrease from fourth quarter 2007 volume of approximately $4.5 billion.

•	Investment Sales production volume was approximately $0.7 billion in the fourth quarter of 2008, representing a 56.0% decrease from fourth quarter 2007 volume of nearly $1.7 billion.

•	Structured Finance production volume was approximately $178.5 million in the fourth quarter of 2008, decreasing 81.6% from the fourth quarter 2007 volume of approximately $968.5 million.

•	Loan Sales production volume was approximately $137.4 million for the fourth quarter 2008, an increase of 105.1% over the fourth quarter 2007 volume of $67.0 million.

HFF reports full year 2008 financial results

•	The amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue at the end of the fourth quarter 2008 is approximately $1.5 billion compared to approximately $2.0 billion at the end of fourth quarter of 2007, representing a 27.8% decrease.

•	The principal balance of HFF’s Loan Servicing portfolio increased approximately 5.6% to approximately $24.5 billion at the end of the fourth quarter 2008 from approximately $23.2 billion at the end of the fourth quarter 2007.
Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Three Months Ended December 31,
By Platform	2008		2007
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$1,611,721	70	$4,483,443	199
Investment Sales	742,736	21	1,687,040	38
Structured Finance	178,546	11	968,486	32
Loan Sales	137,415	3	67,000	1

Total Transaction Volume	$2,670,418	105	$7,205,969	270

Average Transaction Size	$25,433		$26,689

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,458,000		$2,020,500
Loan Servicing Portfolio Balance	$24,530,424	2,040	$23,233,246	2,053
Business Comments
     HFF’s total employment was 433 as of December 31, 2008, which represents an 11.6% net decrease from the third quarter 2008 employment level of 490 and a 7.9% decrease from the December 31, 2007 total employment of 470 employees.
     “Our fourth quarter and full year results were severely impacted by the continuing adverse and unprecedented conditions in the global capital markets and an economic recession in the U.S. and in a majority of other global economies. We have continued to see an increase in the level of the unprecedented write-offs and loan loss reserves by the vast majority of domestic and global financial institutions which has resulted in many world governments, including the U.S., making significant equity infusions in exchange for preferred equity positions or outright ownership in many of these financial institutions and creating a number

HFF reports full year 2008 financial results

of economic stimulus programs in an attempt to soften the impact of the recessions taking hold throughout the world as well as in the U.S. We believe these difficult conditions will continue throughout 2009 and possibly into 2010,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer. “We have taken necessary measures to more appropriately align our resources with these difficult economic conditions by reducing our personnel by approximately 11.6% as compared to employment at the end of the third quarter 2008, and by eliminating certain other costs, and we are prepared to make further adjustments in the event that the situation warrants. We continue to focus on operating our business as efficiently as possible and are tightly managing our operating costs,” said Mr. Pelusi.
     “We are grateful for our clients who have continued to show their confidence in our ability to perform value-add services for their commercial real estate and capital markets needs, especially in these very difficult and challenging conditions. We would like to also thank each of our associates who have continued to demonstrate their ability to quickly adapt and innovate in this challenging environment by sharing their collective knowledge from each transaction with their fellow associates to provide superior value-added services to our clients,” added Mr. Pelusi.
Non-compliance with Continued Listing Standards of the NYSE
     The Company today announced that it has been notified by the New York Stock Exchange (the “NYSE”) that it no longer is in compliance with the NYSE’s continued listing standards, which require a listed company to maintain stockholders’ equity of at least $75 million if the company’s average market capitalization over a consecutive 30 trading-day period is less than $75 million. The Company’s average market capitalization was below $75 million for the prior 30 trading-day period and its most recently reported stockholders’ equity was less than $75 million. Under the applicable NYSE procedures, the Company has 45 days from the receipt of such notice to submit a cure plan to the NYSE. This plan must demonstrate the Company’s ability to achieve compliance with the continued listing standards within the next 18 months. The Company is currently exploring its options in connection with the listing of its Class A common stock, including the submission of such a cure plan to the NYSE within the required time frame. There can be no assurance, however, that the Company’s Class A common stock will continue to be listed on the NYSE.

HFF reports full year 2008 financial results

Non-GAAP Financial Measures
     This earnings press release contains a non-GAAP measure, EBITDA, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with net income, see the section of this press release titled “EBITDA Reconciliation.”
Earnings Conference Call
     The Company’s management will hold a conference call to discuss fourth quarter 2008 financial results on Tuesday, March 10th, at 8:30 a.m. Eastern Time. To listen, participants should dial 866-700-6293 in the U.S and 617-213-8835 for international callers approximately 10 minutes prior to the start of the call and enter participant code 99132516. A replay will become available after 11:30 a.m. Eastern Time on March 10th and will continue through April 10, 2009, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 72273666.
     The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, March 10th, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports full year 2008 financial results

About HFF, Inc.
     Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 18 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing.
     Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture and other risks associated with our transformation to a public company; (4) the ability or willingness of the financial institutions with whom the Company currently does business to provide funding under the Company’s current financing arrangements; (5) competitive pressures; (6) risks related to our organizational structure; (7) the continued listing of the Company’s Class A common stock on the NYSE; and (8) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.
     Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports full year 2008 financial results

HFF, Inc.
Consolidated Balance Sheets (1)
(dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Cash, cash equivalents and restricted cash	$37,218	$44,109
Accounts receivable,net, receivable from affiliate and prepaids	8,592	6,742
Mortgage notes receivable	16,300	41,000
Property, plant and equipment, net	5,294	6,789
Deferred tax asset, net	124,168	131,752
Intangible assets, net	11,361	9,481
Other noncurrent assets	459	603

	$203,392	$240,476

LIABILITIES AND STOCKHOLDERS EQUITY
Warehouse line of credit	$16,300	$41,000
Accrued compensation, accounts payable and other current liabilities	9,115	17,379
Long-term debt (includes current portion)	151	189
Deferred rent credit and other liabilities	3,913	4,674
Payable under the tax receivable agreement (2)	108,287	117,406

Total liabilities	137,766	180,648
Minority interest	26,500	21,784
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 16,446,480 and 16,445,000 shares outstanding, respectively	164	164
Class B Common Stock, par value $0.01 per share, 1 share	–	–
authorized, 1 share issued and outstanding Additional paid in capital	26,206	25,353
Accumulated other comprehensive income, net of taxes	–	–
Retained earnings	12,756	12,527

Total stockholders equity	39,126	38,044

	$203,392	$240,476

Notes

(1)	The Company’s consolidated operating results and balance sheets for all periods presented herein give effect to the reorganization transactions made in connection with its initial public offering. In connection with the initial public offering consummated on January 30, 2007, the purchase of shares of Holliday GP and partnership units in each of the Operating Partnerships are treated as a reorganization of entities under common control for financial reporting purposes. Accordingly, the net assets of Holdings purchased by the Company are reported in the consolidated financial statements of HFF, Inc. at Holdings’ historical cost. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.

(2)	The decrease in payable under the tax receivable agreement on the Consolidated Operating Results statement of HFF, Inc. reflects the decrease in the estimated tax benefits owed to Holdings under the tax

HFF reports full year 2008 financial results

receivable agreement. This decrease in tax benefits owed to Holdings reflects the remeasurement of the related deferred tax asset. In addition, during the third quarter 2008, HFF, Inc. made a payment of $5.3 million to Holdings under the tax receivable agreement.

(3)	The minority interest adjustment on the consolidated financials statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships and the ownership interest of Holdings in the Operating Partnerships is reflected as a minority interest in HFF, Inc’s consolidated financial statements. The minority interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships. In connection with the reorganization transactions, the initial public offering on January 30, 2007, and the underwriters’ exercise of their option to purchase an additional 2,145,000 shares of Class A common stock on February 22, 2007, the first quarter 2007 is segregated into three distinct periods representing different ownership interests in the Operating Partnerships by HFF, Inc. and Holdings during each of these three periods.
The table below sets forth the minority interest reported on the Company’s Consolidated Operating Results during the years ended December 31, 2008 and 2007:

HFF reports full year 2008 financial results

Minority Interest Calculation
(dollars in thousands)

		Period	Period
	Period 1/1/07	1/31/07	2/22/07	Three months	Three months	Three months	Three months	Twelve
	through	through	through	ended	ended	ended	ended	months ended
	1/30/07	2/21/07	3/31/07	3/31/07	6/30/07	9/30/07	12/31/07	12/31/07
Net income from operating partnerships	$1,922	$1,683	$5,206	$8,811	$20,814	$15,925	$9,979	$55,529

Minority interest ownership percentage		61.14%	55.31%		55.31%	55.31%	55.31%

Minority interest		$1,029	$2,879	$3,908	$11,513	$8,808	$5,519	$29,748

	Three months	Three months	Three months	Three months	Twelve
	ended	ended	ended	ended	months ended
	3/31/08	6/30/08	9/30/08	12/31/08	12/31/08
Net (loss) / income from operating partnerships	$(177)	$5,265	$2,413	$1,148	$8,649

Minority interest ownership percentage	55.31%	55.31%	55.31%	55.31%

Minority interest	$(98)	$2,912	$1,335	$635	$4,784

EBITDA Reconciliation
     The Company defines EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization and income reported to the minority interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. Note that the Company classifies the interest on the warehouse line of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. In addition, note that the Company includes in net income the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income in determining EBITDA. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets, and minority interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness,

HFF reports full year 2008 financial results

(ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.
     Set forth below is an unaudited reconciliation of consolidated net income to EBITDA for the Company for the three and twelve months ended December 31:
EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net (loss) income (a)	$(201)	$2,113	$229	$14,420
Add:
Interest expense	5	3	20	407
Income tax expense	210	2,035	5,043	9,874
Depreciation and amortization	888	971	3,475	3,861
Minority interest	635	5,519	4,784	29,748

EBITDA	$1,537	$10,641	$13,551	$58,310

Note:

(a)	The results of the twelve months ended December 31, 2008, includes a tax expense related to the effect of changes in the rates used to measure the deferred tax assets of approximately $4.6 million. This additional tax expense resulted in a higher effective tax rate. This tax expense for the twelve months ended December 31, 2008 was partially offset by a decrease of $3.9 million in the decrease in payable under the tax receivable agreement (as shown on the consolidated operating results before the line item “income before income taxes and minority interest”).
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